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                                  EXHIBIT 21.1

                         Subsidiaries of the Registrant



The following lists the subsidiaries of the registrant:


                                              State / Country
           Subsidiary / dba                   Of Incorporation
  -------------------------------             ----------------
Casino Excitement, Inc.                         Nevada
Casino Signs Holdings Pty Limited               Australia
Games of Nevada, Inc.                           Nevada
MGC, Inc.                                       Nevada
Mikohn Europe, BV                               The Netherlands
Mikohn Foreign Sales Corporation                Barbados
Mikohn International, Inc.                      Nevada
Mikohn Nevada                                   Nevada
Mikohn South America, SA (99.7% shareholder)    Peru
Progressive Games, Inc.                         Delaware